Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-153104
Prospectus Supplement to
Prospectus dated January 8, 2009

2,500,000 Shares of Common Stock
PARAMOUNT GOLD AND SILVER CORP.

We have entered into a sales agreement with McNicoll Lewis &  Vlak LLC  (“MLV”)  relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock, $0.001  par value per share  from time to time through  MLV acting as agent.

Our Common Stock is traded on the NYSE Amex LLC (the “NYSE Amex”) and on the Toronto Stock Exchange (the “TSX”), in each case under the symbol “PZG.” On June 21, 2011, the closing price of our Common Stock was $3.85  per share on the NYSE Amex and CDN$3.74  per share on the TSX.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through the NYSE Amex or TSX, the existing trading markets for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.  MLV  will act as sales agent on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

MLV will be entitled to compensation at a fixed commission rate of 3% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf,  MLV   may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of  MLV may be deemed to be underwriting commissions or discounts.

Investing in our common stock involves risks.   Before buying shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-10 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 23, 2011

PROSPECTUS SUPPLEMENT

ACCOMPANYING PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “Paramount,”  “we,” “us,” “our,” or similar references mean Paramount Gold and Silver Corp.  and its  subsidiaries on a consolidated basis.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be provided to you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor does this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or common stock is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Prospective investors should be aware that the acquisition of the Common Stock described herein may have tax consequences both in the United States. Such consequences for investors who are resident in, or citizens of the United States may not be described fully in this prospectus supplement or the accompanying base prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time we or our representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission, or the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under “Risk Factors,” in our most recent  Form 10-K and all amendments thereto and in our future filings made with the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, Paramount  undertakes no obligation to revise or publicly release the results of any revisions to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement and the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary may not contain all the information that you should consider before investing in our common stock. you should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Company Overview and History

The Company is a U.S. based exploration stage mining company with multi-million ounce advanced stage precious metals projects in Nevada (Sleeper) and northern Mexico (San Miguel).  We are a Delaware corporation incorporated on March 29, 2005.  Our executive office is located at 665 Anderson Street, Winnemucca, Nevada.   We also have a field office in Temoris, Chihuahua Mexico.

The Company’s business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America.  This helps eliminate discovery risks and significantly increases the efficiency and effectiveness of exploration programs.  Our projects are located in established mining camps near successful operating mines.  This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operations

Inter-corporate Relationships:

We currently have six wholly owned subsidiaries:

●	Paramount Gold de Mexico S.A. CV operates our business in Mexico and holds our interests in the San Miguel Project and certain other mineral concessions.

●
Magnetic Resources Ltd. which owns Minera Gama, S.A. de C.V. (“Minera Gama”) holds interests in mineral concessions in Mexico known as the Temoris project and the Morelos project, as well as a royalty interest in the Iris project. All three of these projects surround the San Miguel Project.

●	Compania Minera Paramount SAC (“Compania Minera”) used to operate and hold our mining interests in Peru.

●	Paramount Metals Corp. (“Paramount Metals”) whose focus is base metal exploration.

●	X-Cal Resource Ltd through its wholly owned subsidiaries X-CAL USA Inc., New Sleeper Gold LLC, and Sleeper Mining Co LLC operates our mining interests in Nevada.

Neither Compania Minera nor Paramount Metals is currently active.

Market Description:

Gold and Silver

We are a precious metals exploration company with gold and silver exploration properties located in Mexico and Nevada. . The gold and silver markets have been strong since 2009 and management believes that both the gold and silver markets will remain strong for the foreseeable future.

 Mineral exploration in Mexico and the United States.

Mexico is one of the world’s largest mineral producers. It provides an ideal business site for mining companies to operate given its stable government and inclusion in the North American Free Trade Agreement. U.S. mineral production has remained strong through the past decade.  The state of Nevada is one of the most significant gold districts in the world

Properties

The San Miguel Project

Our exploratory activities are concentrated within the San Miguel Groupings which comprise the San Miguel Project.

Location

The San Miguel Project is located in southwestern Chihuahua in Northern Mexico, and is approximately 400 km by road from the state capital. The project is about 20 km north of the town of Temoris, adjacent to the village of Guazapares. It is in the Guazapares mining district, which is part of the Sierra Madre Occidental gold-silver belt.

The location of the San Miguel Project is shown in Map 1. The coordinate system used for all maps and sections in this report is the Universal Transverse Mercator system, Zone 12. GPS coordinates are referenced to NAD 27 Mexico.

Map 1 – San Miguel Project Location

Land Area

The San Miguel project originally consisted of 17 smaller concessions clustered near Guazapares, Chihuahua with a total area of 427.17 hectares, plus the much larger Andrea, Gissel and Isabel concessions which were staked in 2008, the Elyca concession which was acquired in 2008, and a joint venture agreement that had been signed with Garibaldi Resources Corporation as part of a district wide exploration program.

Since November 2008, there have been significant additions to the San Miguel project concessions.  In March 2009 we acquired  from Garibaldi  all of their interest in several mining concession totaling approximately 54,000 hectares.   A map of the new Temoris project is set forth below.

Nevada Exploration Projects

The Company’s Nevada exploration projects consist of  the Sleeper Gold Property, located in Humboldt County, Nevada, the Mill Creek Property and the Reese River Property both located in Lander County, Nevada, and WR Claims in the Spring Valley Area located in Pershing County, Nevada, United States. Our focus will be the exploration of the Sleeper Gold Property located in Humboldt County, Nevada.

MAP of Nevada Explorations

Sleeper Gold Property

The Sleeper Gold Property includes a historic open pit mine operated by AMAX Gold from 1986 until 1996, which produced 1.66 million ounces of gold, and 2.3 million ounces of silver. The property has been the subject of several exploration programs. These programs have produced an extensive database for current exploration targeting and continuing studies.

We believe that significant exploration opportunities along the west side of the Sleeper pit and to the north should also be investigated with exploration. The Sleeper Gold Project is well prepared for a substantial exploration and development program. Historically, multi-million ounce gold deposits occur in multiples. The objectives of our drill program will  be to: (A) explore for new bonanza grade deposits near the historic Sleeper Mine, (B) develop and delineate known areas of mineralization and (C) to combine the results with current potential metal inventory in the mill tailings and heap leach pads.

Exploration priorities for the Sleeper Gold Property will focus on five priority mine scale targets located near the Sleeper Mine. All five of the priority targets occur along three structural corridors parallel to the Sleeper Mine historic mineralization. None of the five targets have been sufficiently tested in prior drill programs. Current and ongoing three-dimensional modeling of geochemical data, additional geophysical interpretations and refinements and detailed compilation on Gemcom and Gocad will help set drilling priorities. However, the targets are well defined at present. Drill testing is to involve angled drill hole fences with overlap at bedrock depths. Drill orientation of these current targets is to be east-west to optimize crossing of key structural trends. Each target should have 2 to 4 drill fences to test the target concepts.

The exploration program has three main objectives: (1) definition drilling to up-grade resources at the West Wood deposit and prepare it for a Preliminary Assessment ('PA') of its economic potential; (2) delineation drilling to expand and evaluate resources at the Facilities deposit for possible inclusion in the PA; and (3) drill evaluation of up to six new priority targets on the property identified by our  geological team.  The exploration program will focus on expanding and upgrading in-situ resources on two known gold deposits using core and reverse circulation drilling. We will also begin the process of evaluating less explored targets.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Up to 2,500,000 shares
Common stock to be outstanding after this offering	138,682,617 shares assuming 2,500,000 shares are sold in the offering. Excluding the exercise of outstanding warrants or options.
Manner of offering	“At-the-market” offering that may be made from time to time through our agent, MLV See “Plan of Distribution” on page S-14.
Use of proceeds	We intend to use the net proceeds from this offering primarily for general corporate purposes, including expanding our drilling operations. . See “Use of Proceeds” on page S-13.
NYSE Amex Symbol /TSX Symbol	“PZG”
Risk Factors
This investment involves a high degree of risk. See “Risk Factors” beginning on  page S-9  of this prospectus supplement as well as the other information included in  or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should consider carefully the following risk factors, along with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before deciding to buy our Common Stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business and our results of operations, financial condition, cash flows and the market price of our Common Stock could be materially and adversely affected. The securities offered hereby should only be purchased by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

Business Risks

Possible Loss of Entire

Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful, there can be no assurances that investors will derive a profit from their investment.

We have a history of losses. Losses will likely continue in the future.

We have incurred significant losses in the past and will likely continue to incur losses unless our exploratory drilling program proves successful. Even if our drilling program identifies gold, silver or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources or generate sufficient revenues to operate profitably.

We will require additional financing to continue drilling operations.

We will require significant working capital to expand  our planned drilling program. There can be no assurance that we will be able to secure additional funding to meet our objectives or if we are able to identify funding sources, that the funding will be available on terms acceptable to the Company. Should this occur, we will have to significantly reduce our drilling programs which will limit our ability to secure additional equity participation in various joint ventures.

There are no confirmed mineral deposits on any properties from which we may derive any financial benefit.

Neither the Company, nor any independent geologist, has confirmed commercially mineable ore deposits.  We will need to carry out additional exploration programs to confirm proven reserves which could lead to potential commercial production.  In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no history as a mining company.

We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. This exploration program includes drilling programs at various locations within the San Miguel Project as well as the  Sleeper Mine.  If our exploration costs are greater than anticipated, then we will have less funds for other expenses or projects. If higher exploration costs reduce the amount of funds available for production of gold or silver through mining and development activities, then our ability to achieve revenues and profitability will be adversely affected. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain, increased government regulation and shortages of qualified personnel.

No ongoing mining operations.

We are not a mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

There may be insufficient mineral reserves to develop our properties and our estimates may be inaccurate.

There is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold or silver from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold or silver recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We face fluctuating gold and mineral prices and currency volatility.

The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the US dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, silver and other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Our estimates of reserves are subject to uncertainty.

Estimates of reserves are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold, silver or other metals that can be economically processed and mined by us.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for precious metals as a business is extremely risky. We cannot provide any assurances that either the gold or silver mining interests that we acquired will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold.

It is unlikely that we will be able to sustain profitability in the future.

We have incurred significant losses since inception and there can be no assurance that we will be able to reverse this trend. Even if we are able to successfully identify commercially exploitable mining reserves, there can be no assurance that we will have sufficient financing to exploit these reserves or find a willing buyer for the properties.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.

Our operations are subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.

Risks Related to Our Common Stock and Warrants

Our stock price may be volatile.

The market price of our common stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position could be diluted without your further ability to vote on that transaction.

The exercise of our outstanding options and warrants and vesting of restricted stock awards may depress our stock price.

The exercise of outstanding options and warrants  and the subsequent sale of the underlying shares of Common Stock in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our Common Stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sale or the availability for sale of shares of Common Stock by stockholders could cause the market price of our Common Stock to decline and could impair our ability to raise capital through an offering of additional equity securities

Regulatory actions by the Securities and Exchange Commission, any Exchange on which our securities are traded, or companies providing stock clearance or transfer functions, may adversely affect the price of our common stock, the ability of shareholders to sell their shares and our ability to secure additional funding.

Any actions by the Securities and Exchange Commission, any exchange on which our Common Stock is traded or any company which facilitates the clearance or transfer of our securities will in all likelihood impact the trading price of the Company’s Common Stock and our cash reserves. Should any regulatory matters arise, resolution of these matters with any entity will likely result in significant legal fees and related expenses that would otherwise be devoted to our mining efforts. If you are a stockholder, you may not be able to sell your securities and shares of our Common Stock will become highly illiquid which may result in the loss of your entire investment.

In addition, should we become subject to any of the events identified above, our ability to secure additional financing will be adversely affected.

We were the subject of a temporary trading halt in our common stock.

On March 13, 2008, the Securities and Exchange Commission entered an order suspending trading for a period of ten days against 26 companies, including the Company. (Order No. 34-57486.) The order alleged that there was a lack of current public information and that the Company usurped the identity of a corporate shell. We responded to the Commission’s order and provided information to the Commission which we believe addressed its concerns. We also provided similar information to the American Stock Exchange. In our opinion we believe that this matter has been resolved. Nonetheless, there can be no assurance that issues raised in the Commission’s order will not be raised at a future date. Should this happen, investor confidence in our common stock will in all likelihood be adversely affected.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS DOCUMENT. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

USE OF PROCEEDS

 Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from this offering primarily for general corporate purposes, including expanding our drilling program, working capital and general administrative expenses.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we expect to invest the net proceeds in highly liquid investments.

DILUTION

Our net tangible book value as of March 31, 2011 was approximately $49.5 million, or $0.36  per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the full 2,500,000 shares  of common stock that may be offered in this offering at an assumed offering price of $3.85   per share.  and after deducting estimated offering commissions and expenses payable by us, our as-adjusted net tangible book value as of March 31, 2011 would have been approximately $58.8  million, or $0.42 per share of common stock. This represents an immediate increase in the net tangible book value of $0.06 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $3.43 to new shareholders.

Assumed Offering Price of $3.85 per share

Net Tangible book value per share as of March 31, 2011	$0.36
Increase per share attributable to new investors	$0.06

As –adjusted net tangible book value per share after offering	$0.42

Net dilution per share to new investors	$3.43

The table above assumes for illustrative purposes that an aggregate of 2,500,000  shares of our common stock are sold at a price of $3.85  per share.  An increase in the price at which the shares are sold from the assumed offering price would increase our adjusted net tangible book value per share after the offering and would increase the dilution in net tangible book value per share to new investors.    A decrease  in the price at which the shares are sold from the assumed offering price would decrease our adjusted net tangible book value per share after the offering  and would decrease the dilution in net tangible book value per share to new investors.

PLAN OF DISTRIBUTION

We have entered into an At the Market Issuance Sales Agreement with  MLV , under which we may issue up to 2.5 million shares of our common stock  from time to time through  MLV acting as agent and/or principal. The form of the sales agreement will be filed as an exhibit to a report filed under the Exchange Act and incorporated by reference in this prospectus supplement. The sales, if any, of shares made under the sales agreement will be made on the NYSE Amex or TSX  by means of ordinary brokers’ transactions at market prices, or as otherwise agreed by MLV and us. We may instruct MLV  not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or MLV may suspend the offering of common stock upon notice and subject to other conditions. As an agent, MLV will not engage in any transactions that stabilize the price of our common stock.

MLV will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. The following table shows the commissions and proceeds, before our estimated offering expenses, to us, assuming all 2.5 million shares of common stock are sold at a price of $3.85 per share.

	Per Share *	Total *
Public offering price	$3.85	$9,625,000
Sales agent commissions **	$0.12	$288,750
Proceeds, before expenses, to us	$3.73	$9,286,250

*
This is an offering that will be made, if at all, from time to time at the then-prevailing market prices. Therefore, there can be no assurances that the per share or total public offering price, underwriting commissions, and proceeds, before expenses, will be as set forth above.

**	Sales agent commissions for sales of our common stock shall be at a fixed commission rate of up to 3.0% of the gross sales price per share sold.

We estimate that the total expenses for the offering, excluding compensation payable to  MLV under the terms of the sales agreement, will be approximately $50,000, and are payable by us.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and MLV in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

MLV will act as sales agent on a commercially reasonable efforts basis. In connection with the sale of the common stock on our behalf,  MLV may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of  MLV  may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse MLV for certain other specified expenses.

We may also sell our common stock to MLV, as principal for its own account, at a price negotiated at the time of sale. If we sell shares to MLV in this manner, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement

The offering pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all common shares subject to the agreement, or (ii) termination of the sales agreement as permitted therein.

MLV and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, MLV  will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement has been passed upon for us by Jeffrey G. Klein, P.A., Boca Raton, Florida.   LeClairRyan, P.C., New York, New York, is representing MLV in connection with this offering.

EXPERTS

Meyers Norris Penny,  our  independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2010   as set forth in their reports which are incorporated by reference into the accompanying base prospectus and this prospectus supplement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a shelf registration statement that we filed with the SEC. The shelf registration statement contains more information than this prospectus supplement regarding us and the securities which we may offer from time to time under the shelf registration statement, including certain exhibits and schedules. You can obtain a copy of the shelf registration statement from the SEC at the above address or from the SEC’s website.

Our World Wide Web address is www.paramountgold.com  We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement or in our subsequently filed Exchange Act documents. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Our Annual Report for the period ended June 30, 2010

Our Form 8-K filed August 25, 2010 and all amendments thereto.

Our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 11, 2010.

Our Quarterly Reports for the periods ended September 30 and December 31, 2010 and for the period ended March 31, 2011

The description of our Common Stock contained in registration statement on Form 10-SB, filed with the SEC on November 2, 2005, and all amendments thereto.

All documents filed by us with the SEC pursuant to the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the shares of common stock offered hereby.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to  Paramount Gold and Silver Corp., 665 Anderson Street Winnemucca, Nevada 89445.   Attn:  Carlo Buffone, CFO.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company has made no express indemnification provision for directors, officers or controlling persons against liability under the Securities Act of 1933 (the “Securities Act”).  The Company will however provide indemnification for all reasonable actions taken by a director in good faith to the fullest extent legally permitted, and exclude actions involving fraud or bad faith.  In addition, Delaware corporate law shields directors from liability for monetary damages unless a director’s breach of or failure to perform his duties as a director constitutes a violation of the criminal law (unless the director has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful)  or involves a transaction from which the director derived an improper personal benefit either directly or indirectly.

Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Company pursuant to any provision or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

PARAMOUNT GOLD AND SILVER CORP.
$80,000,000
Common Stock
Common Stock Purchase Warrants

The aggregate initial offering price of the securities that we will offer will not exceed $80,000,000. We will offer these securities in amounts, at prices and on terms to be determined at the time of the offering.

When we offer securities, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities together with additional information described under the heading “Where You Can Find More Information” beginning on page 15 of this prospectus before you decide to invest in any of these securities.

Our common stock is quoted on both the NYSE Alternext and the Toronto Stock Exchange under the symbol “PZG.” On January 7, 2009 the last reported sale price for the common stock was $0.40 per share.
INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.
Prospectus dated January 8, 2008

ABOUT THIS PROSPECTUS
In this prospectus, “Paramount,” “we,” “us,” and “our” refer to Paramount Gold and Silver Corp, including unless the context otherwise requires, its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock or warrants to purchase shares of our common stock in one or more offerings, with a total value of up to $80,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering.

You should carefully read this prospectus and any supplements, together with any documents incorporated by reference into this prospectus or any prospectus supplement before you decide to invest in our securities. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;

•	anticipated joint ventures or exploratory costs;

•	anticipated prices for gold and silver;

•	anticipated drilling results;

•	descriptions of plans or objectives of management for future operations,

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.
ii

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Registrant or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 6.

Background

We are a Delaware corporation. We were incorporated on March 31, 2005 as Panelmaster, Corp. Subsequent thereto, on April 14, 2005, we amended our Certificate of Incorporation, changing our name to Paramount Gold Mining Corp. On September 23, 2007 we then further amended our certificate of incorporation changing our name to Paramount Gold and Silver Corp.

Our initial officer and director was Alex Kaplun, an individual unknown to the Company’s current management. Mr. Kaplun was the Company’s sole officer and director when we changed our name from Panelmaster, Corp. to Paramount Gold Mining Corp. Mr. Kaplun then resigned as an officer and director of the Company on April 18, 2005. Also, on the same date, Christopher Crupi was elected our president. At the time Mr. Crupi was appointed our president, the Company’s amended certificate of incorporation had been filed with the Delaware Secretary of State changing its name to Paramount Gold Mining Corp.

Our Operations:

We are an exploratory mining company with current operations in Mexico.

Property Description and Location

San Miguel Groupings.

Our primary focus is the further exploration of our holdings within the San Miguel groupings in Chihuahua, Mexico within the Sierra Madre Occidental. San Miguel is located in Chihuahua, Mexico and lies in the Temoris mining district, part of the gold-silver belt of the Sierra Madre Occidental, just a few kilometers northwest of the town of Temoris. It can be accessed by vehicle and railway and has well-developed infrastructure with a recently constructed 33,000 volt power line. The project covers approximately 800 acres with an estimated 10 kms of strike in the historic gold/silver mining district.

The Temoris mining district lies within a northwest trending belt of gold and silver deposits in the western portion of the Sierra Madre Occidental. Gold/silver mineralization in the project occurs as quartz veins and breccias within the west-northwest- and north-northwest-striking faults.

We are also evaluating and preparing for drill testing geochemical targets at the 100% owned, 86,000 Hectare Andrea project also located in Chihuahua, Mexico.
Our primary objective is to:

Explore and develop the San Miguel and Andrea projects located in Chihuahua, Mexico within the Sierra Madre Occidental gold/silver belt. We will also work with Mexoro Minerals Ltd. by way of a strategic exploration alliance to develop their properties as well as the recently acquired Elyca mining concession which lies between the San Miguel and Empalme concessions.

There is no assurance that commercially viable mineral deposits exist on the San Miguel Groupings. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Paramount does not expect to generate revenues from the San Miguel project in the next year. Further, it is not  Paramount’s objective to enter the mine management business. Rather, the Company hopes to identify a resource that will enable it to attract a larger company to partner with this company who has experience developing and managing a mine.

Location

The San Miguel Project is located in southwestern Chihuahua in Northern Mexico, and is approximately 400 km by road from the state capital. The project is about 20 km north of the town of Temoris, adjacent to the village of Guazapares. It is in the Guazapares mining district, which is part of the Sierra Madre Occidental gold-silver belt.

The location of the San Miguel Project is shown in Map 1. The coordinate system used for all maps and sections in this report is the Universal Transverse Mercator system, Zone 12. GPS coordinates are referenced to NAD 27 Mexico.

MAP 1 — SAN MIGUEL PROJECT LOCATION

The Chihuahua Informe Pericial (Department of Mines) administers the concessions in this area. As part of the concession acquisition process, concession boundaries are surveyed.

Market for Gold and Silver:

The demand for gold and silver has created a bull market for both metals over the past several years. While there will likely continue to be increased volatility of market prices in the short run due to seasonality or speculation, the growth of the world’s economy is driving demand for raw materials that has drawn down supplies. Despite concerns for a slowing U.S. economy, a growing middle class in both China and India is driving demand for precious metals. There also remains increased interest in holding precious metals such as gold and silver as a store of value during periods of increasing anxiety of either errant monetary policies or  strained international relations. Contributing further to the increasing price of both gold and silver is the fall in the value of the US dollar against other major foreign currencies and the deteriorating economic indicators in the United States.

Gold prices have generally trended upward during the last eight years, from a low of just under $260 per ounce in early 2001 to a high of $1,010 per ounce in March 2008. Silver prices have experienced similar price increases from a low of approximately $4.25 per ounce to a high of $21.00 in March 2008. Even though the price of both gold and silver have declined since reaching their highs in March 2008, management remains encouraged with its drilling program and will continue to drill additional exploratory holes. If commercially recoverable deposits are identified, management intends to enter into an agreement with a mining partner who has experience in mining operations.

Financings:

Our operations to date have been funded by equity investment. Most of our equity funding has come from a private placement of our securities which we closed on March 30, 2007 in the amount of $21,836,841. The financing consisted of the sale of 10,398,496 units (the “Units”) at a price of $2.10 per Unit (the “Issue Price”). Each unit was comprised of one share of Common Stock and one-half of one common stock purchase warrant of the Company. Each whole Warrant shall entitle the holder thereof to acquire one share of common stock in the capital of the Company (a “Warrant Share”) at an exercise price of $2.90 for 24 months following the closing date of the offering.

On November 6, 2007, the Company completed a private placement financing in the amount of $2.4 million. The Company sold 1,000,000 units of its securities in this financing, each unit consisting of one share of common stock and one common stock purchase warrant. Each common stock purchase warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $3.25 per share for a period of two years.

Most recently, on July 23, 2008 we completed two private placements totaling $1,489,000 ($1.5 million Canadian) whereby we sold a total of one million units at a cost per unit of $1.39. Each unit consisted of one share of common stock and one half common stock purchase warrant. The warrants are for a term of two years and are exerciseable at a price of $2.50 (Canadian) per share.

The Company will require additional working capital to continue its exploratory activities.

Letter of Intent with Mexoro Minerals Ltd.

In order to increase drilling opportunities in the San Miguel region, we have signed a Letter of Intent to create a strategic alliance with  Mexoro Minerals Ltd. (“Mexoro”), a Colorado corporation and its wholly owned Mexican subsidiary. Mexoro’s mining concessions are adjacent to our San Miguel grouping. The purpose of the strategic alliance will be to maximize shareholder value through:

A.
Collaboration of exploration and development work. Mexoro and Paramount expect to form a Joint Exploration and Development Management Committee, consisting of three representatives from each of Paramount and Mexoro. We expect the Committee will be responsible for reviewing and planning for exploration work and will meet on a regular basis and then report back to their respective boards;

B.
Consolidation of offices. In particular, the Mexoro head office will be relocated to Paramount’s corporate headquarters in Ottawa, Canada and the Mexican offices of both parties will be consolidated post closing; and

C.
Approaching the market in a combined and unified manner. Enable both Paramount and Mexoro to maximize values with respect to the sale of either Paramount, Mexoro or the concessions/projects of the San Miguel and greater Guazapares areas.

In furtherance of these objectives, Paramount has loaned Mexoro a total of $1,370,000 pursuant to three secured convertible debentures. The first convertible debenture was in the amount of $500,000. The second convertible debenture was in the amount of $370,000 and the third convertible debenture was in the amount of $500,000. All three convertible debentures are secured by the assets of Mexoro, including but not limited to 49,999 (out of 50,000 issued and outstanding shares of common stock) of SunBurst de Mexico S.A. de C.V., a subsidiary of Mexoro. The notes are due May 9, June 18 and July 11, 2009 respectively. The notes provide for interest at the rate of 8% per annum and may be converted into units of Mexoro at a conversion price of $.50 per unit. Each unit consists of one share of Mexoro common stock and one half common stock purchase warrant. Each whole warrant entitles the holder thereof to purchase one share of Mexoro at an exercise price of $.75 per share. Except with respect to the due dates and the principal amount of the notes, the material terms and conditions of all three secured convertible debentures and the security agreements are identical in form and substance. If all of the convertible debentures and options were converted by Paramount into shares of common stock of Mexoro, Paramount would own approximately 13.3% of the issued and outstanding shares of common stock of Mexoro.

In addition to the funds Paramount has advanced to Mexoro, as part of the Letter of Intent with Mexoro, Paramount has the right to purchase 12 million units of Mexoro at a cost of $.50 per unit ($6 million in total). Paramount may complete the private placement at one time or in tranches over time as determined by Paramount in its sole discretion. Paramount was required to subscribe to the first 8 million units ($4 million) by September 5, 2008 and the remaining 4 million Units ($2 million) no later than November 1, 2008. Paramount has not subscribed for the required units as of September 5, 2008 and the parties are currently in negotiation with respect to this matter.

Garibaldi Joint Venture:

Paramount has entered into a joint venture agreement with Garibaldi Resources Inc. and acquired an interest in 17,208 hectares of property. The new agreement will cover approximately 6,657 hectares previously optioned in 2006 and adds several new parcels totaling 10,543 hectares under the umbrella of a joint venture. The property borders Paramount’s San Miguel property and brings a total of over 100,000 hectares of contiguous land holdings in the Guazapares mining district..

As part of the transaction, Garibaldi will provide Paramount with its geologic data, including the results of its recent regional hyperspectral airborne survey. Paramount will be the exploration manager under the joint venture. As part of the joint venture with Garibaldi, Paramount has made an initial payment to Garibaldi in the amount of $100,000. Paramount will earn a 50% interest by making an additional payment of $400,000, issuing 600,000 restricted shares of its common stock, and spending a total of $700,000 in exploration costs. Paramount has the opportunity to increase its interest to 70% by spending an additional $1 million in exploration expenditures within 30 months, making an additional payment of $500,000, and issuing an additional 400,000 restricted shares of Paramount common stock.

Upon earning a 70% joint venture interest, Paramount may increase its interest to 80% within 30 months of the signing of the Joint Venture Agreement, exclusively and limited to the approximately 6,657 hectares referred to in the October 6, 2006, agreement.

Tara Gold Resources Corp. Joint Venture:

On February 7, 2007, Paramount and Tara Gold Resources Corp. (“Tara Gold”) entered into a joint venture agreement related to the San Miguel property. On September 26, 2008, Paramount entered into an agreement with Tara Gold under which Paramount will acquire Tara Gold’s 30% equity ownership in the San Miguel property (the “Agreement of Purchase and Sale”).

In consideration for the acquisition of Tara Gold’s interest, Paramountissued to Tara Gold a total of 7,350,000 shares of Paramount legended common stock. Also, in connection with the closing of the transaction, all invoices previously submitted by Paramount for Tara Gold’s contribution to the exploration and development of the San Miguel property have been cancelled. An additional 300,000 Paramount common shares (the “Consultant Shares”) were issued to a consultant who facilitated the closing of this transaction. In consideration for the transfer of the mining concessions, Paramount will pay to Tara Gold $100,000 MXN.

The Agreement of Purchase and Sale together with all related agreements and documentation have been executed and delivered to the escrow agents. The required share certificates as well as payment of the $100,000 MXN have also been delivered to the escrow agent.

The purchase and sale transaction has closed subject to the filing of concession registration with the Bureau of Mines by February 28, 2009, or such later date as Paramount may agree. If such filing does not occur, the Agreement of Purchase and Sale will be rescinded, all of the shares of common stock held in escrow will be returned to Paramount for cancellation together with the purchase price for the mining concessions. The Agreement of Purchase and Sale will then be of no further force or effect, and the respective interests and obligations of the parties shall continue in accordance with the terms of the Joint Venture Agreement.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be materially adversely affected. In such case, the Company may not be able to proceed with its planned operations and your investment may be lost entirely. The Securities offered hereby should only be purchased by persons who can afford to lose their entire investment without adversely affecting their standard of living or financial security.

Business Risks

Possible Loss of Entire Investment
Prospective investors should be aware that if the Company is not successful in its endeavors, their entire investment in the Company could become worthless. Even if the Company is successful, there can be no assurances that investors will derive a profit from their investment.

We have a history of losses. Losses will likely continue in the future.
We have incurred significant losses in the past and will likely continue to incur losses unless our exploratory drilling program proves successful. Even if our drilling program identifies gold, silver or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources or generate sufficient revenues to operate profitably.

We will require additional financing to continue drilling operations.
We required significant working to continue or current drilling program. There can be no assurance that we will be able to secure additional funding to meet our objectives or if we are able to identify funding sources, that the funding will be available on terms acceptable to the Company. Should this occur, we will have to significantly reduce or drilling programs which will limit our ability to secure additional equity participation in various joint ventures.

There are no confirmed mineral deposits on any properties which we may derive any financial benefit.
Neither the Company nor any independent geologist, has confirmed commercially mineable ore deposits. In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no history as a mining company.
We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

No ongoing mining operations.
We are not a mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

There may be insufficient mineral reserves to develop the property and our estimates may be inaccurate.

There is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited.

Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We face fluctuating gold and mineral prices and currency volatility.
The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the US dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.
Mining operations are hazardous, raise environmental concerns and raise insurance risks.

Mining operations are by their nature subject to a variety of risks, such as cave-ins and other accidents, flooding, environmental hazards, the discharge of toxic chemicals and other hazards. Such occurrences may delay development or production, increase production costs or result in a liability. We may not be able to insure fully or at all against such risks, due to political or other reasons, or we may decide not to take out insurance against such risks as a result of high premiums or other reasons. We intend to conduct our business in a way that safeguards public health and the environment and in compliance with applicable laws and regulations. Environmental hazards may exist on properties in which we hold an interest which are unknown to us and may have been caused by prior owners. Changes to mining laws and regulations could require additional capital expenditures and increase operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain mining operations uneconomic.
Requirement for Permits and Licenses

Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Three can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at economically justifiable costs.

Currency Fluctuations
Any mining operations we undertake outside of the United States will be subject to currency fluctuations. Fluctuations in the exchange rate between the U.S. dollar and any foreign currency may adversely impact our operations. We do not anticipate that we will enter into any type of hedging transactions to offset this risk.

Political Stability
We intend to conduct operations in democratic and stable countries. However, with Mexico, like other developing companies, there is a greater likelihood of political unrest and changing rules and regulations regarding foreign investment. Political unrest would likely destabilize the country. This would in all likelihood adversely impact our proposed operations in any foreign jurisdiction.

Title Matters
While we intend to conduct our own due diligence prior to committing significant funds to any project, mining properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Should this occur, we fact significant delays, costs and the possible loss of any investments or commitment of capital.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.
The search for precious metals as a business is extremely risky. We cannot provide any assurances that either the gold or silver mining interests that we acquired will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold.

The precious metals markets are volatile markets. This will have a direct impact on the Company’s revenues and profits (if any) and will probably affect whether the Company will be able to succeed.

The price of both gold and silver has increased over the past few years. This has contributed to the renewed interest in gold and silver mining and companies engaged in that business, including the exploration for both gold and silver. However, in the event that the price of these metals fall, the interest in the gold and silver mining industry may decline and the value of the Company’s business could be adversely affected. Further, although it is anticipated that mining costs outside of the United States and Canada will be appreciably lower, no assurances can be given that the situation will remain, or that gold or silver will remain at a price that will make mining operations profitable. Finally, in recent decades, there have been periods of both overproduction and underproduction of both gold and silver resources. Such conditions have resulted in period of excess supply of and reduced demand on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of and increased demand for both gold and silver. The excess or short supply of gold has placed pressure on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. We cannot predict what the market for gold or silver will be in the future.
Government regulation, or changes in such regulation may adversely affect the Company’s business.

The Company has and will, in the future, engage experts to assist it with respect to its operations. The Company is beginning to deal with the various regulatory and governmental agencies, and the rules and regulations of such agencies. No assurances can be given that it will be successful in its efforts. Further, in order for the Company to operate and grow its business, it needs to continually conform to the laws, rules and regulations of such jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase the Company’s cost of doing business or prevent it from conducting its business.

We are in competition with companies that are larger, more established and better capitalized than we are.

Many of our potential competitors have:

•	greater financial and technical resources;

•	longer operating histories and greater experience in mining;

•	greater awareness of the political, economic and governmental risks in operating in Mexico.

It is unlikely that we will be able to sustain profitability in the future.
We have incurred significant losses since inception and there can be no assurance that we will be able to reverse this trend. Even if we re able to successfully identify commercially exploitable mining reserves, there can be no assurance that we will have sufficient financing to exploit these reserves or find a willing buyer for the properties. We have no proven reserves, no mining operations, and no operating income.

We currently have no revenues from operations, no mining operations, and no proven reserves.
Reserves, by definition, contain mineral deposits in a quantity and in a form from which the target minerals may be  economically and legally extracted or produced. We have not established that precious minerals exist in any quantity in the property which is the focus of our exploration efforts, and unless or until we do so we will not have any income from operations.

Exploration for economic deposits of minerals is speculative.
The business of mineral exploration is very speculative, since there is generally no way to recover any of the funds expended on exploration unless the existence of mineable reserves can be established and the Company can exploit those reserves by either commencing mining operations, selling or leasing its interest in the property, or entering into a joint venture with a larger resource company that can further develop the property to the production stage. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations, which could make our stock valueless.

The mining industry is highly competitive and the success and future growth of our business depend upon our ability to remain competitive in identifying and developing mining properties with sufficient reserves for economic exploitation.
The mining industry is highly competitive and fragmented with limited barriers to entry, especially at the exploratory stages. We compete in national, regional and local markets with large multi-national corporations and against start-up operators hoping to identify a mining reserve. Some of our competitors have significantly greater financial resources than we do. This puts us at a competitive disadvantage if we choose to further exploit mining opportunities. As we expand into new geographic markets, our success will depend in part on our ability to locate and exploit mineral reserves.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.
We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues and profitability.
Our organization is subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.
We will require additional financing to continue our exploration activities.

Our drilling programs require significant capital. Without additional financing, of which there can be no assurance, we may be forced to halt or reduce our planned exploratory program. Should this happen, it is likely that we will not be able to demonstrate that there are significant gold or silver reserves in sufficient quantities to interest a mining company.

Risks Related to Our Common Stock

Our stock price may be volatile.
The market price of our common stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of our common stock.
We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common  stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction. For example, we may issue a large number of shares of our common stock to acquire the remaining 30% interest in our joint venture with Tara Gold. The exercise of our outstanding options and warrants and vesting of restricted stock awards may depress our stock price.

The exercise of outstanding options and warrants, and the subsequent sale of the underlying common stock in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sale or the availability for sale of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

We are the subject of an order entered by the Securities and Exchange Commission temporarily suspending trading in our Common Stock.
On March 13, 2008 the Securities and Exchange Commission (the “Commission”) entered an order (No. 34-57486) suspending trading in the common stock of 26 companies including Paramount for a period of ten days. In the case of Paramount, the Commission asserted that there was a lack of current information regarding the Company and that the Company usurped the identity of a defunct publicly traded company. We responded to these allegations and provided the Commission with information which we believe addressed its concerns. We also provided similar information to the American Stock Exchange. In our opinion, we believe that our responses were satisfactory and that this matter has been resolved. Nonetheless there can be no assurance that issues raised in the Commission’s order will not be raised at a future date or that a shareholder will not take further action as a result of the Commission’s order. Should this happen, investor confidence in our common stock will in all likelihood be adversely affected.

Regulatory actions by the Securities and Exchange Commission, any Exchange on which our securities are traded, or companies providing stock clearance or transfer functions, may adversely affect the price of our common stock, the ability of shareholders to sell their shares and our ability to secure additional funding.
Any actions by the Commission, an Exchange or company which facilitates the clearance or transfer of our securities will in all likelihood impact the trading price of the Company’s common stock and cash reserves. Should any regulatory matters arise, resolution of these matters with any entity will likely result in significant legal fees and related expenses that would otherwise be devoted to our mining efforts. If you are a shareholder, you may not be able to sell your securities and shares of our common stock will become highly illiquid which may result in the loss of your entire investment.

In addition, should we become subject to any of the events identified above, our ability to secure additional financing will be adversely affected.

We face possible litigation claims from shareholder.
The securities industry and the offer and sale of securities are highly regulated. Any improper actions, whether intentional or unintentional could subject the Company to litigation and potential monetary damages.

We may be required to initiate litigation against parties who were engaged in improper or negligent activities with respect to our common stock.
Any litigation that we undertake with respect to our common stock or other matters will involve the expenditure of significant financial resources and divert management’s focus from their primary responsibilities. Moreover, even if management is successful with the prosecution, there can be no assurance that the Company will be able to recover monetary damages against the culpable parties.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS MEMORANDUM. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, mining, geological fees, regulatory affairs expenditures, mineral testing, acquisitions of new properties or mining concessions. We also intend to use the proceeds of any offering to complete our investment in Mexoro Minerals Ltd. And to earn our interest in our joint venture with Garibaldi resources, including cash payments and exploration expenditures. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by the provisions of our certificate of incorporation and all amendments thereto.

We are authorized to issue up to 100 million shares of our $.001 par value common stock of which 48,620,997 are issued and outstanding as of August 31, 2008.

Holders of the Company’s Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights. The Company’s board of directors has authority, without action by the Company’s shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

On September 27, 2007 we filed a Registration Statement on Form S-8 registering a total of 4 million shares of our common stock which can be issued under our 2007/08 Stock Incentive and Equity Compensation Plan. Under the Plan, we may issue stock awards or common stock options. For a complete list of the types of securities that may be issued under the Plan and the requirement for the grants, reference is made to the S-8 registration statement.

TRANSFER AGENT

Our stock transfer agent is Mellon Investor Services whose address is 480 Washington Blvd. Jersey City, NJ 07310.

Listing on The American Stock Exchange and Toronto Stock Exchange

Our common stock is listed on both the American Stock Exchange and the Toronto Stock Exchange under the symbol “PZG”.

DESCRIPTION OF WARRANTS
General
We may issue warrants to purchase shares of our common stock. The common stock warrants may be issued independently or together with any other securities offered by this prospectus. If warrants are issued, they will be issued under warrant agreements to be entered into between us and the warrant holder or under a warrant indenture with a warrant agent all of which will be described in the prospectus supplement relating to the warrants being offered.

The applicable prospectus supplement will describe the following terms of the common stock warrants offered under this prospectus:

(1)	the title;

(2)	the securities issuable upon exercise;

(3)	the issue price or prices;

(4)	the number of warrants issued with each share of common stock;

(5)	any provisions for adjustment of (a) the number or amount of shares of common stock receivable upon exercise of the warrants or (b) the exercise price;

(6)	any other terms, including terms, procedures and limitations relating to exchange and exercise;

(7)	the commencement and expiration dates of the right to exercise; and

(8)	the maximum or minimum number of warrants that may be exercised at any time.

Exercise of Warrants
Each warrant will entitle the holder to purchase for cash the shares of common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the Company or the warrant agent, as the case may be (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the shares of common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus:

(1)	directly to purchasers;

(2)	through agents;

(3)	through dealers;

(4)	through underwriters; or

(5)	through a combination of any of these methods of sale.

We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

(1)	at a fixed price or prices, which may be changed;

(2)	at market prices prevailing at the time of sale;

(3)	at prices related to the prevailing market prices; or

(4)	at negotiated prices.

Underwriters and Agents
We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Trading Markets
Our shares of common stock are listed on both the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”). Any shares of common stock sold pursuant to a prospectus supplement  will be listed on both the American Stock Exchange and Toronto Stock Exchange subject to official notice and approval of issuance by the AMEX and the TSX.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Jeffrey G. Klein, P.A.

EXPERTS

The financial statements of Paramount Gold and Silver Corp. appearing in our Annual Report on Form 10-K for the year ended June 30, 2008 have been audited by Cinnamon Jang Willoughby & Company, registered independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. We also incorporate by reference those financial statements contained in our quarterly reports for the periods ended September 30, 2007, December 31, 2007 and March 31, 2008. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. With respect to references made in this prospectus to any contract or other document, you should review our filings that we make with the Securities and Exchange Commission. You may review these filings at the SEC’s public reference rooms at 100 F Street N.E. Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings can also be reviewed by accessing the SEC’s Web site at www.sec.gov.

Our internet website is www.paramountgold.com and through the Investor portion of our website, you may access, free of charge, our filings, as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information contained in our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed on the American Stock Exchange. Additional information regarding our operations is also available on the AMEX website at www.amex.com.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Registration Statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	The description of our common stock set forth in our registration statement on Form 10-SB filed with the SEC on November 2, 2005 and all amendments thereto.

2.	Our Annual Report of Form 10-K for the year ended June 30, 2008, filed with the SEC on September 25, 2008.

3.	Our Annual Report on Form 10-KSB for the year ended June 30, 2007, filed with the SEC on September 27, 2007 and all amendments thereto.

4.	Our Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed with the SEC on November 13, 2007;

5.	Our Quarterly Report on Form 10-Q for the period ended December 31, 2007, filed with the SEC on May 12, 2008.

6.	Our Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008.

7.	Our Form SB-2 Registration Statement filed on July 2, 2007 and all amendments thereto.

8.	Our Post-Effective Registration Statement filed on October 17, 2007 and all amendments thereto.

9.	Form S-8 Registration Statement filed September 27, 2007

10.	Our Report on Form 8-K, filed with the SEC on September 28, 2007; and

11.	Our Report on Form 8-K filed with the SEC on March 3, 2008

12.	Our Report on Form 8-K filed with the SEC on March 28, 2008

13.	Our Report on Form 8-K/A filed with the SEC on April 1, 2008

14.	Our Report on Form 8-k filed with the SEC on April 22, 2008

15.	Our Report on Form 8-K filed with the SEC on May 1, 2008

16.	Our Report on Form 13(d) filed July 1, 2008 and all amendments thereto 12

17.	Our Report on Form 8-K filed with the SEC on September 2, 2008

18.	Our Report on Form 8-K filed with the SEC on October 2, 2008

19.	Our Report on Schedule 14(a) filed with the SEC on October 3, 2008

20.	Our Report on Form 10-Q for the period ended September 30, 2008

21.	Our Report on Schedule 14(a) filed with the Securities and Exchange Commission on January 8, 2009.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Paramount Gold and Silver Corp. 346 Waverly Street Suite 110 Ottawa, Ontario Canada. K2P OW5, attention: Lucie Letellier, Chief Financial Officer and the telephone number is (613)226-9881.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this prospectus is a part.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.